Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
November 2, 2022	Michael E. Scheopner
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces Third Quarter Earnings Per Share of $0.50

Declares Cash Dividend of $0.21 per Share and 5% Stock Dividend

(Manhattan, KS, November 2, 2022) – Landmark Bancorp, Inc. (“Landmark”; Nasdaq: LARK) reported diluted earnings per share of $0.50 for the three months ended September 30, 2022, compared to $0.61 per share in the second quarter of 2022 and $0.90 per share in the same quarter last year. Net earnings for the third quarter of 2022 amounted to $2.5 million, compared to $3.0 million in the prior quarter and $4.5 million for the third quarter of 2021. For the three months ended September 30, 2022, the return on average assets was 0.76%, the return on average equity was 8.33%, and the efficiency ratio was 69.6%. The previously announced acquisition of Freedom Bancshares, Inc. was completed prior to the opening of business on October 1, 2022 and their financial information is not included in Landmark’s third quarter results.

For the first nine months of 2022, diluted earnings per share totaled $1.73 compared to $2.97 during the same period of 2021. Net earnings for the first nine months of 2022 amounted to $8.7 million, compared to $14.9 million in the first nine months of 2021. For the nine months ended September 30, 2022, the return on average assets was 0.89% and the return on average equity was 9.33%.

In making this announcement, Michael E. Scheopner, President and Chief Executive Officer of Landmark, said, “This quarter’s loan growth remained robust, and we experienced solid growth in net interest income over the prior quarter. Compared to the second quarter 2022, total gross loans increased by $41.4 million, or 24.5% on an annualized basis, as a result of greater demand for residential and commercial real estate loans and commercial and agricultural loans. Net interest income also grew by 24.7% on an annualized basis compared to the prior quarter due to higher loan and investment balances and higher rates, which were partially offset by higher deposit rates and borrowing costs. Our net interest margin increased to 3.21%. Non-interest income declined $1.9 million compared to the same period last year mostly the result of lower gains on sales of residential mortgage loans while fees and service charges increased 10.7%. We also recorded a $353,000 loss on sale of lower yielding investment securities that we had strategically sold this quarter. Non-interest expense totaled $9.5 million in the third quarter 2022 and was mostly flat with the third quarter last year and included $134,000 in costs associated with the acquisition of Freedom Bancshares, Inc. Total deposits declined slightly this quarter but have increased by $50.5 million, or 4.7% as compared to September 30, 2021.”

Mr. Scheopner continued, “Credit quality remains very strong and non-accrual loans and delinquencies continue to decline. Landmark recorded net loan recoveries of $43,000 in the third quarter of 2022 compared to net loan charge-offs of $42,000 in the prior quarter and $397,000 in the third quarter of 2021. Non-accrual loans totaled $4.8 million or 0.68% of gross loans at September 30, 2022 and have declined $5.0 million over the last twelve months. Also, the balance of loans past due 30 to 89 days remained low. The allowance for loan losses totaled $8.9 million at September 30, 2022, or 1.25% of period end loans and we recorded a provision for loan losses of $500,000 this quarter primarily due to the increased loan balances. Our equity to assets ratio totaled 7.78% while loans to deposits totaled 62.9%.”

Total assets at September 30, 2022 were $1.4 billion, total gross loans were $711.3 million and total deposits were $1.1 billion. On October 1, 2022, Landmark completed the acquisition Freedom Bancshares, Inc., a one-bank holding company with gross loans of $118.0 million and deposits of $150.4 million. Freedom Bank is located in Overland Park, Kansas and will expand Landmark’s presence in the Kansas City market.

Landmark’s Board of Directors declared a cash dividend of $0.21 per share, to be paid November 30, 2022, to common stockholders of record as of the close of business on November 16, 2022. The Board of Directors also declared a 5% stock dividend payable on December 16, 2022, to common stockholders of record on December 2, 2022. This is the 22nd consecutive year that the Board has declared a 5% stock dividend. During the quarter the Company purchased 20,706 shares of treasury stock.

Management will host a conference call to discuss the Company’s financial results at 10:00 a.m. (Central time) on Thursday, November 3, 2022. Investors may participate via telephone by dialing (844) 200-6205 and using access code 523774. A replay of the call will be available through December 3, 2022, by dialing (866) 813-9403 and using access code 414179.

SUMMARY OF THIRD QUARTER RESULTS

Net Interest Income

Net interest income amounted to $9.5 million for the three months ended September 30, 2022, compared to $9.6 million in the same period last year and $8.9 million in the second quarter of 2022. The decrease of $162,000, or 1.7%, from the third quarter of 2021 was primarily the result of a decrease in interest on loans of $436,000 or 5.2% due mainly to lower interest and fees earned on PPP loans which declined by $1.6 million from the third quarter 2021 and carried higher average rates. Net interest income, however, increased $553,000 from the second quarter 2022 due mainly to loan growth and higher yields on loans and investment securities. Average loan balances totaled $687.7 million in the third quarter of 2022 compared to $668.0 million in the third quarter of 2021 and $653.0 million in the second quarter of 2022. The average tax-equivalent yield on the loan portfolio was 4.63% in the third quarter of 2022 compared to 5.03% in the same quarter last year and 4.40% in the prior quarter. Interest costs on interest-bearing deposits totaled 0.39% in the third quarter of 2022, 0.13% in the third quarter of 2021 and 0.18% in the prior quarter. On a tax-equivalent basis, the net interest margin totaled 3.21% in the third quarter of 2022, compared to 3.05% in the prior quarter and 3.36% in the third quarter of 2021.

Non-Interest Income

Non-interest income totaled $3.5 million for the third quarter of 2022, a decrease of $1.9 million, or 35.4%, compared to the same period last year and $267,000, or 7.0%, from the previous quarter. The decrease in non-interest income during the third quarter of 2022 compared to the same period last year was primarily due to a decrease of $1.6 million in gains on sales of one-to-four family residential real estate loans as higher interest rates and low housing inventories reduced originations of these fixed rate loans which are normally sold. Higher mortgage rates however resulted in an increase in originations of adjustable-rate loans this quarter which are kept in the Company’s loan portfolio. Fees and service charges increased $243,000, or 10.7%, over the same period last year and increased $131,000 compared to the prior quarter mainly due to increased deposit-related income. A loss of $353,000 was recorded in the third quarter of 2022 on the sale of certain low yielding investment securities in our portfolio.

Non-Interest Expense

During the third quarter of 2022, non-interest expense totaled $9.5 million, a slight increase over the same period last year and $436,000, or 4.8% higher than in the prior quarter. Compared to the same quarter last year, higher costs for occupancy and equipment and acquisition costs were offset by lower compensation, data processing and intangible amortization expense. The increase in occupancy and equipment was related to building maintenance costs as well as increased utilities and other building expense. Compared to the prior quarter, non-interest expense increased primarily due to increased costs for occupancy and equipment and higher other non-interest expense, primarily increased costs for software and captive insurance losses.

Income Tax Expense

Landmark recorded income tax expense of $522,000 in the third quarter of 2022 compared to $1.1 million in the third quarter of 2021 and $639,000 in the second quarter of 2022. The effective tax rate decreased to 17.3% in the third quarter of 2022 compared to 19.8% in the third quarter of 2021 and 17.4% in the second quarter of 2022, primarily due to lower pretax earnings.

Balance Sheet Highlights

As of September 30, 2022, gross loans totaled $711.3 million, an increase of $41.4 million, or 24.5% annualized, since June 30, 2022. The growth in loans was primarily due to increases of $18.8 million in commercial real estate, $12.9 million in one-to-four family residential real estate, $7.9 million in agriculture and $6.7 million in commercial loans. Investment securities decreased $2.5 million, or 2.1% annualized, during the third quarter of 2022 primarily due to an increase in our unrealized losses as higher interest rates impacted the fair value of our portfolio. Gross unrealized net losses totaled $41.0 million at September 30, 2022 compared to $24.0 million at June 30, 2022. Deposits decreased $14.3 million to $1.1 billion at September 30, 2022 mainly due to lower balances of investments savings, interest checking and certificates of deposits. Other borrowings increased by $10.1 million primarily due to $10.0 million of debt issued in conjunction with the Freedom Bancshares, Inc. acquisition. At September 30, 2022, the loan to deposits ratio was 62.9% compared to 58.5% in the prior quarter and 61.6% in the same period last year.

Stockholders’ equity decreased to $105.5 million (book value of $21.21 per share) as of September 30, 2022, from $117.3 million (book value of $23.57 per share) as of June 30, 2022, due mainly to an increase in other comprehensive losses and the purchase of the Company’s common stock totaling $502,000. The increase in other comprehensive losses this quarter resulted from an increase in unrealized losses on the Company’s investment securities portfolio due to the increased interest rate environment this quarter. As a result of these items, the ratio of equity to total assets decreased to 7.78% on September 30, 2022, from 9.08% at June 30, 2022.

The allowance for loan losses totaled $8.9 million, or 1.25% of total gross loans (excluding PPP loans) on September 30, 2022, compared to $8.3 million, or 1.24% of total gross loans (excluding PPP loans) on June 30, 2022. No allowance for loan losses has been allocated to PPP loans because they are guaranteed by the SBA. Net loan recoveries totaled $43,000 in the third quarter of 2022, compared to net loan charge-offs of $397,000 during the same quarter last year and $42,000 during the second quarter of 2022. The ratio of annualized net loan charge-offs to total average loans was (0.02%) in the third quarter of 2022, 0.24% in the third quarter of last year and 0.03% in the prior quarter. A $500,000 provision for loan losses was recorded in the third quarter of 2022 primarily due to the growth in loans during the quarter. No provision for loan losses was made in either the same quarter last year or in the prior quarter.

During the third quarter of 2022, non-performing loans totaled $4.8 million, or 0.68% of gross loans, while loans 30-89 days delinquent totaled $657,000, or 0.09% of gross loans, as of September 30, 2022. Real estate owned totaled $1.3 million at September 30, 2022.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the Nasdaq Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 30 locations in 24 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, Kincaid, La Crosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park, Paola, Pittsburg, Prairie Village, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and Landmark undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the effects of the COVID-19 pandemic, including its effects on the economic environment, our customers and operations, as well as changes to federal, state or local government laws, regulations or orders in connection with the pandemic; (ii) the strength of the local, national and international economies; (iii) changes in state and federal laws, regulations and governmental policies concerning banking, securities, consumer protection, insurance, monetary, trade and tax matters; (iv) changes in interest rates and prepayment rates of our assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) timely development and acceptance of new products and services; (vii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (viii) our risk management framework; (ix) interruptions in information technology and telecommunications systems and third-party services; (x) changes and uncertainty in benchmark interest rates, including the elimination of LIBOR and the development of a substitute; (xi) the effects of severe weather, natural disasters, widespread disease or pandemics, or other external events; (xii) the loss of key executives or employees; (xiii) changes in consumer spending; (xiv) integration of acquired businesses; (xv) unexpected outcomes of existing or new litigation; (xvi) changes in accounting policies and practices, such as the implementation of the current expected credit losses accounting standard; (xvii) the economic impact of armed conflict or terrorist acts involving the United States; (xviii) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xix) declines in the value of our investment portfolio; (xx) the ability to raise additional capital; (xxi) cyber-attacks; (xxii) declines in real estate values; (xxiii) the effects of fraud on the part of our employees, customers, vendors or counterparties; and (xxiv) any other risks described in the “Risk Factors” sections of reports filed by Landmark with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Additional information concerning Landmark and its business, including additional risk factors that could materially affect Landmark’s financial results, is included in our filings with the Securities and Exchange Commission.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)

(Dollars in thousands)	September 30,	June 30,	March 31,	December 31,	September 30,
	2022	2022	2022	2021	2021
Assets
Cash and cash equivalents	$49,234	$30,413	$106,319	$189,213	$117,314
Interest-bearing deposits at other banks	8,844	8,360	6,381	7,378	7,629
Investment securities:
U.S. treasury securities	127,445	135,459	119,882	42,675	40,314
U.S. federal agency obligations	4,979	14,931	17,013	17,195	17,297
Municipal obligations, tax exempt	128,392	134,994	130,915	137,984	140,788
Municipal obligations, taxable	61,959	49,356	45,586	40,046	38,988
Agency mortgage-backed securities	161,331	151,893	153,587	142,817	133,502
Investment securities available-for-sale, at fair value	484,106	486,633	466,983	380,717	370,889
Bank stocks, at cost	6,641	2,881	2,856	2,905	2,985
Loans:
One-to-four family residential real estate	205,466	192,517	169,514	166,081	161,120
Construction and land	18,119	23,092	25,408	27,644	26,658
Commercial real estate	228,669	209,879	196,736	198,472	193,455
Commercial	144,582	137,929	127,226	132,154	135,790
Paycheck Protection Program (PPP)	410	652	5,218	17,179	28,671
Agriculture	86,114	78,240	82,484	94,267	91,305
Municipal	2,036	2,076	2,212	2,050	2,115
Consumer	25,911	25,531	24,751	24,541	25,624
Total gross loans	711,307	669,916	633,549	662,388	664,738
Net deferred loan (fees) costs and loans in process	(311)	229	(43)	(380)	936
Allowance for loan losses	(8,858)	(8,315)	(8,357)	(8,775)	(8,766)
Loans, net	702,138	661,830	625,149	653,233	656,908
Loans held for sale	2,741	6,264	5,424	4,795	8,929
Bank owned life insurance	32,672	32,483	32,293	32,106	31,914
Premises and equipment, net	20,628	20,679	20,919	20,803	20,361
Goodwill	17,532	17,532	17,532	17,532	17,532
Other intangible assets, net	36	52	67	84	104
Mortgage servicing rights	3,980	4,025	4,128	4,193	4,201
Real estate owned, net	1,288	1,288	1,288	2,551	2,578
Other assets	25,456	19,911	17,095	13,458	13,190
Total assets	$1,355,296	$1,292,351	$1,306,434	$1,328,968	$1,254,534

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest-bearing demand	347,942	343,107	350,342	350,005	317,827
Money market and checking	504,973	520,056	517,936	536,868	488,213
Savings	170,988	170,419	167,823	155,501	151,380
Certificates of deposit	93,234	97,885	103,464	106,107	109,267
Total deposits	1,117,137	1,131,467	1,139,565	1,148,481	1,066,687
Federal Home Loan Bank borrowings	74,900	-	-	-	-
Subordinated debentures	21,651	21,651	21,651	21,651	21,651
Other borrowings	16,349	6,223	7,004	7,403	6,219
Accrued interest and other liabilities	19,775	15,708	14,701	15,790	24,571
Total liabilities	1,249,812	1,175,049	1,182,921	1,193,325	1,119,128
Stockholders’ equity:
Common stock	50	50	50	50	48
Additional paid-in capital	79,329	79,284	79,206	79,120	72,489
Retained earnings	58,114	56,662	54,677	52,593	56,957
Treasury stock, at cost	(1,040)	(538)	-	-	-
Accumulated other comprehensive (loss) income	(30,969)	(18,156)	(10,420)	3,880	5,912
Total stockholders’ equity	105,484	117,302	123,513	135,643	135,406
Total liabilities and stockholders’ equity	$1,355,296	$1,292,351	$1,306,434	$1,328,968	$1,254,534

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings (unaudited)

(Dollars in thousands, except per share amounts)	Three months ended,			Nine months ended,
	September 30,	June 30,	September 30,	September 30,	September 30,
	2022	2022	2021	2022	2021
Interest income:
Loans	$8,025	$7,156	$8,461	$22,372	$25,705
Investment securities:
Taxable	1,783	1,543	782	4,379	2,356
Tax-exempt	780	730	748	2,232	2,285
Total interest income	10,588	9,429	9,991	28,983	30,346
Interest expense:
Deposits	771	358	258	1,324	800
Borrowed funds	366	173	120	665	362
Total interest expense	1,137	531	378	1,989	1,162
Net interest income	9,451	8,898	9,613	26,994	29,184
Provision for (reversal of) loan losses	500	-	-	-	500
Net interest income after provision for loan losses	8,951	8,898	9,613	26,994	28,684
Non-interest income:
Fees and service charges	2,511	2,380	2,268	7,079	6,454
Gains on sales of loans, net	1,049	1,073	2,660	3,027	8,664
Bank owned life insurance	189	190	193	566	494
(Losses) gains on sales of investment securities, net	(353)	-	30	(353)	1,138
Other	133	153	314	569	913
Total non-interest income	3,529	3,796	5,465	10,888	17,663
Non-interest expense:
Compensation and benefits	5,051	4,953	5,132	14,779	15,096
Occupancy and equipment	1,335	1,177	1,101	3,745	3,268
Data processing	383	362	498	1,085	1,491
Amortization of mortgage servicing rights and other intangibles	314	335	376	965	1,225
Professional fees	472	415	413	1,338	1,236
Acquisition costs	134	221	-	355	-
Other	1,769	1,559	1,923	5,051	5,390
Total non-interest expense	9,458	9,022	9,443	27,318	27,706
Earnings before income taxes	3,022	3,672	5,635	10,564	18,641
Income tax expense	522	639	1,118	1,898	3,777
Net earnings	$2,500	$3,033	$4,517	$8,666	$14,864

Net earnings per share (1)
Basic	$0.50	$0.61	$0.90	$1.74	$2.98
Diluted	0.50	0.61	0.90	1.73	2.97
Dividends per share (1)	0.21	0.21	0.19	0.63	0.57
Shares outstanding at end of period (1)	4,973,301	4,976,344	4,997,618	4,973,301	4,997,618
Weighted average common shares outstanding - basic (1)	4,979,305	4,988,416	4,996,419	4,988,327	4,993,808
Weighted average common shares outstanding - diluted (1)	4,992,450	5,002,425	5,010,973	5,003,158	5,003,615

Tax equivalent net interest income	$9,657	$9,094	$9,815	$27,591	$29,800

(1) Share and per share values at or for the periods ended September 30, 2021 have been adjusted to give effect to the 5% stock dividend paid during December 2021.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Select Ratios and Other Data (unaudited)

(Dollars in thousands, except per share amounts)	As of or for the three months ended,			Nine months ended,
	September 30,	June 30,	September 30,	September 30,	September 30,
	2022	2022	2021	2022	2021
Performance ratios:
Return on average assets (1)	0.76%	0.93%	1.42%	0.89%	1.59%
Return on average equity (1)	8.33%	10.04%	13.36%	9.33%	15.23%
Net interest margin (1)(2)	3.21%	3.05%	3.36%	3.08%	3.47%
Effective tax rate	17.3%	17.4%	19.8%	18.0%	20.3%
Efficiency ratio (3)	69.6%	69.1%	61.2%	70.4%	59.8%
Non-interest income to total income (3)	29.1%	29.9%	36.0%	29.2%	36.1%

Average balances:
Investment securities	$494,283	$477,035	$351,215	$464,702	$329,427
Loans	687,716	653,013	667,952	659,109	702,450
Assets	1,307,866	1,307,112	1,261,954	1,306,938	1,248,827
Interest-bearing deposits	782,533	791,257	769,658	788,678	768,057
Subordinated debentures and other borrowings	37,532	21,651	21,655	27,003	21,654
Repurchase agreements	7,411	6,981	5,348	7,074	5,218
Stockholders’ equity	$119,100	$121,147	$134,167	$124,177	$130,521

Average tax equivalent yield/cost (1):
Investment securities	2.18%	1.97%	1.88%	2.00%	2.08%
Loans	4.63%	4.40%	5.03%	4.54%	4.90%
Total interest-bearing assets	3.59%	3.23%	3.49%	3.31%	3.61%
Interest-bearing deposits	0.39%	0.18%	0.13%	0.22%	0.14%
Subordinated debentures and other borrowings	3.58%	3.06%	2.14%	3.10%	2.19%
Repurchase agreements	1.45%	0.46%	0.22%	0.72%	0.18%
Total interest-bearing liabilities	0.55%	0.26%	0.19%	0.32%	0.20%

Capital ratios:
Equity to total assets	7.78%	9.08%	10.79%
Tangible equity to tangible assets (3)	6.57%	7.82%	9.52%
Book value per share	$21.21	$23.57	$27.09
Tangible book value per share (3)	$17.68	$20.04	$23.57

Rollforward of allowance for loan losses:
Beginning balance	$8,315	$8,357	$9,163	$8,775	$8,775
Charge-offs	(106)	(76)	(616)	(235)	(908)
Recoveries	149	34	219	318	399
Provision for loan losses	500	-	-	-	500
Ending balance	$8,858	$8,315	$8,766	$8,858	$8,766

Non-performing assets:
Non-accrual loans	$4,823	$4,887	$9,829
Accruing loans over 90 days past due	-	-	-
Real estate owned	1,288	1,288	2,578
Total non-performing assets	$6,111	$6,175	$12,407

Loans 30-89 days delinquent	$657	$877	$1,542

Other ratios:
Loans to deposits	62.85%	58.49%	61.58%
Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.09%	0.13%	0.23%
Total non-performing loans to gross loans outstanding	0.68%	0.73%	1.48%
Total non-performing assets to total assets	0.45%	0.48%	0.99%
Allowance for loan losses to gross loans outstanding	1.25%	1.24%	1.32%
Allowance for loan losses to gross loans outstanding excluding PPP loans	1.25%	1.24%	1.38%
Allowance for loan losses to total non-performing loans	183.66%	170.15%	89.19%
Net loan charge-offs to average loans (1)	-0.02%	0.03%	0.24%	-0.02%	0.10%

(1) Information is annualized.

(2) Net interest margin is presented on a fully tax equivalent basis, using a 21% federal tax rate.

(3) Non-GAAP financial measures. See the “Non-GAAP Financial Measures” section of this press release for a reconciliation to the most comparable GAAP equivalent.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Non-GAAP Financials Measures (unaudited)

(Dollars in thousands, except per share amounts)	As of or for the three months ended,			Nine months ended,
	September 30,	June 30,	September 30,	September 30,	September 30,
	2022	2022	2021	2022	2021
Non-GAAP financial ratio reconciliation:
Total non-interest expense	$9,458	$9,022	$9,443	$27,318	$27,706
Less: foreclosure and real estate owned expense	(32)	(9)	(215)	(64)	(291)
Less: amortization of other intangibles	(16)	(15)	(28)	(48)	(102)
Less: acquisition costs	(134)	(221)	-	(355)	-
Adjusted non-interest expense (A)	9,276	8,777	9,200	26,851	27,313

Net interest income (B)	9,451	8,898	9,613	26,994	29,184

Non-interest income	3,529	3,796	5,465	10,888	17,663
Less: losses (gains) on sales of investment securities, net	353	-	(30)	353	(1,138)
Less: gains on sales of premises and equipment and foreclosed assets	-	-	(19)	(114)	(24)
Adjusted non-interest income (C)	$3,882	$3,796	$5,416	$11,127	$16,501

Efficiency ratio (A/(B+C))	69.6%	69.1%	61.2%	70.4%	59.8%
Non-interest income to total income (C/(B+C))	29.1%	29.9%	36.0%	29.2%	36.1%

Total stockholders’ equity	$105,484	$117,302	$135,406
Less: goodwill and other intangible assets	(17,568)	(17,584)	(17,636)
Tangible equity (D)	$87,916	$99,718	$117,770

Total assets	$1,355,296	$1,292,351	$1,254,534
Less: goodwill and other intangible assets	(17,568)	(17,584)	(17,636)
Tangible assets (E)	$1,337,728	$1,274,767	$1,236,898

Tangible equity to tangible assets (D/E)	6.57%	7.82%	9.52%

Shares outstanding at end of period (F)	4,973,301	4,976,344	4,997,618

Tangible book value per share (D/F)	$17.68	$20.04	$23.57